Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION APPOINTS APEKSHA PATEL AS INTERIM CHIEF FINANCIAL OFFICER

TINTON FALLS, NJ - May 27, 2025 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) today announced that it has appointed Apeksha Patel as Interim Chief Financial Officer, effective June 22, 2025.

Ms. Patel will be replacing current Chief Financial Officer Michael Hutchby, who will help effect a smooth and orderly transition before departing Cherry Hill effective June 22, 2025 to pursue other professional opportunities.

“With the appointment of Apeksha as our interim CFO, we are able to leverage her financial acumen and years-long experience with Cherry Hill, along with the strong financial team we have built, which will ensure a seamless transition,” said Jay Lown, President and Chief Executive Officer of Cherry Hill Mortgage Investment Corporation. “We also want to thank Michael for his 12 years of excellent service and many contributions to the Company. Over the past six years as our CFO, Michael has been a terrific partner and a valuable member of our management team. We appreciate that he has agreed to ensure a smooth transition, and we wish him only the best in his future endeavors.”

Ms. Patel has served as Cherry Hill’s Controller since June 2019, following her role as the Assistant Controller from August 2017 to June 2019. Prior to joining Cherry Hill, she held positions at Mazars USA LLP and SB Partners LLP. She holds a Bachelor of Commerce degree from Ryerson University and is a licensed Certified Public Accountant (CPA) in New Jersey.

About Cherry Hill Mortgage Investment Corporation
Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States. For additional information, visit www.chmireit.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, the Company's ability to complete the internalization and achieve cost savings resulting from being an internally managed company, the Company's ability to expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:
Investor Relations
(877) 870 –7005
InvestorRelations@CHMIreit.com